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Exhibit 13.3

TRANSCANADA CORPORATION

U.S. GAAP CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Condensed Statement of Consolidated Income and Comprehensive Income in Accordance with U.S. GAAP(1)

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
	(millions of dollars except per share amounts)
Revenues(2)	1,149	1,198	2,292	2,375

Cost of sales(2)	122	159	226	310
Other costs and expenses	401	383	788	805
Depreciation	210	186	422	371

	733	728	1,436	1,486

Operating income	416	470	856	889
Other (income)/expenses
Equity income(1)(3)(4)	(99)	(63)	(208)	(182)
Other expenses(4)(5)	12	202	222	422
Income taxes(6)	126	125	252	248

	39	264	266	488

Income before cumulative effect of the application of accounting changes in accordance with U.S. GAAP	377	206	590	401
Cumulative effect of the application of accounting changes, net of tax(2)	—	—	—	(13)

Net income in accordance with U.S. GAAP	377	206	590	388
Adjustments affecting comprehensive income under U.S. GAAP
Foreign currency translation adjustment, net of tax(6)	4	(28)	7	(43)
Changes in minimum pension liability, net of tax(8)	25	3	50	6
Unrealized (loss)/gain on derivatives, net of tax(4)	(16)	3	(29)	11

Comprehensive income in accordance with U.S. GAAP	390	184	618	362

Net income per share in accordance with U.S. GAAP
Income before cumulative effect of the application of accounting changes in accordance with U.S. GAAP	$0.78	$0.43	$1.22	$0.84
Cumulative effect of the application of accounting changes, net of tax(2)	—	—	—	(0.03)

Basic	$0.78	$0.43	$1.22	$0.81

Diluted	$0.77	$0.43	$1.21	$0.81

Net income per share in accordance with Canadian GAAP — Basic and Diluted	$0.80	$0.42	$1.24	$0.85

Dividends per common share	$0.29	$0.27	$0.58	$0.54

Common Shares Outstanding (millions)
Average for the period — Basic	484.0	481.1	483.7	480.6

Average for the period — Diluted	486.6	482.9	486.3	482.5

Reconciliation of Net Income

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
	(millions of dollars)
Net income in accordance with Canadian GAAP	388	202	602	410
U.S. GAAP adjustments
Unrealized (loss)/gain on foreign exchange and interest rate derivatives(4)	(7)	3	(11)	(3)
Tax impact of (loss)/gain on foreign exchange and interest rate derivatives	3	(1)	4	1
Unrealized (loss)/gain on energy trading contracts(2)	(1)	9	3	(2)
Tax impact of unrealized (loss)/gain on energy trading contracts	—	(3)	(1)	1
Equity loss(3)	(2)	(6)	(3)	(9)
Tax impact of equity loss	1	2	1	3
Deferred income taxes(6)	(5)	—	(5)	—

Income before cumulative effect of the application of accounting changes in accordance with U.S. GAAP	377	206	590	401

Condensed Balance Sheet in Accordance with U.S. GAAP(1)

	June 30, 2004	December 31, 2003
	(millions of dollars)
Current assets	1,685	1,020
Long-term investments(3)(9)	1,943	1,760
Plant, property and equipment	15,279	15,798
Regulatory asset(10)	2,632	2,721
Other assets(4)	1,137	1,192

	22,676	22,491

Current liabilities(11)	1,759	2,073
Deferred amounts(2)(4)(9)	661	741
Long-term debt(4)	9,862	9,494
Deferred income taxes(6)(10)	2,972	3,039
Preferred securities(12)	617	694
Non-controlling interests	470	471
Shareholders' equity	6,335	5,979

	22,676	22,491

Statement of Other Comprehensive Income in Accordance with U.S. GAAP

	Cumulative Translation Account	Minimum Pension Liability (SFAS No. 87)	Cash Flow Hedges (SFAS No. 133)	Total
	(millions of dollars)
Balance at January 1, 2004	(40)	(98)	(5)	(143)
Changes in minimum pension liability, net of tax of $(26)(8)	—	50	—	50
Unrealized loss on derivatives, net of tax of $12(4)	—	—	(29)	(29)
Foreign currency translation adjustment, net of tax of $13(7)	7	—	—	7

Balance at June 30, 2004	(33)	(48)	(34)	115

Balance at January 1, 2003	14	(96)	(13)	(95)
Changes in minimum pension liability, net of tax of $(3)(8)	—	6	—	6
Unrealized gain on derivatives, net of tax of $(2)(4)	—	—	11	11
Foreign currency translation adjustment, net of tax of $(41)(7)	(43)	—	—	(43)

Balance at June 30, 2003	(29)	(90)	(2)	(121)

(1)
In accordance with U.S. GAAP, the Condensed Statement of Consolidated Income and Balance Sheet are prepared using the equity method of accounting for joint ventures. Excluding the impact of other U.S. GAAP adjustments, the use of the proportionate consolidation method of accounting for joint ventures, as required under Canadian GAAP, results in the same net income and Shareholders' Equity.

(2)
Substantially all energy trading contracts are now accounted for as hedges under U.S. and Canadian GAAP. The energy trading contracts that qualified as hedges were accounted for as hedges under the provisions of Statement of Financial Accounting Standards (SFAS) No. 133. All gains or losses on the contracts that did not qualify as hedges, and the amounts of any ineffectiveness on the hedging contracts, are included in income each period. Substantially all of the amounts recorded in 2004 and 2003 as differences between U.S. and Canadian GAAP relate to gains and losses on contracts for periods before they were documented as hedges for purposes of U.S. GAAP.

(3)
Under Canadian GAAP, pre-operating costs incurred during the commissioning phase of a new project are deferred until commercial production levels are achieved. After such time, those costs are amortized over the estimated life of the project. Under U.S. GAAP, such costs are expensed as incurred. Certain start-up costs incurred by Bruce Power L.P. (an equity investment) are required to be expensed under U.S. GAAP.

(4)
Effective January 1, 2004, all foreign exchange and interest rate derivatives are recorded in the Company's Consolidated Financial Statements at fair value under Canadian GAAP. Under the provisions of SFAS No. 133 "Accounting for Derivatives and Hedging Activities", all derivatives are recognized as assets and liabilities on the balance sheet and measured at fair value. For derivatives designated as fair value hedges, changes in the fair value are recognized in earnings together with an equal or lesser amount of changes in the fair value of the hedged item attributable to the hedged risk. For derivatives designated as cash flow hedges, changes in the fair value of the derivatives that are effective in offsetting the hedged risk are recognized in other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of the change in fair value is recognized in earnings each period. Substantially all of the amounts recorded in 2004 as differences between U.S. and Canadian GAAP, for income from continuing operations, relate to the differences in accounting treatment with respect to the hedged items and, for comprehensive income, relate to cash flow hedges.

(5)
Other expenses included an allowance for funds used during construction of $1 million for the six months ended June 30, 2004 (June 30, 2003 — $1 million).

(6)
Under U.S. GAAP, SFAS No. 109 "Accounting for Income Taxes" requires that a deferred tax liability be recognized for an excess of the amount for financial reporting over the tax basis of an investment in a 50 per cent or less owned investee.

(7)
Under U.S. GAAP, changes in the foreign currency translation adjustment account must be recorded as a component of comprehensive income.

(8)
Under U.S. GAAP, a net loss recognized pursuant to SFAS No. 87 "Employers' Accounting for Pensions" as an additional pension liability not yet recognized as net period pension cost, must be recorded as a component of comprehensive income. The components of net benefit cost recognized for the Company's defined benefit pension plans and other post-employment benefit plans for the six months ended June 30 are as follows.

	Pension Benefit Plans		Other Benefit Plans
	2004	2003	2004	2003
	(millions of dollars)
Current service cost	14	13	1	1
Interest cost	28	26	3	3
Expected return on plan assets	(27)	(26)	—	—
Amortization of transitional obligation related to regulated business	—	—	1	1
Amortization of net actuarial loss	6	4	1	1
Amortization of past service cost	1	1	—	—

Net benefit cost recognized	22	18	6	6

(9)
Effective January 1, 2003, the Company adopted the provisions of Financial Interpretation (FIN) 45 that require the recognition of a liability for the fair value of certain guarantees that require payments contingent on specified types of future events. The measurement standards of FIN 45 are applicable to guarantees entered into after January 1, 2003. For U.S. GAAP purposes, the fair value of guarantees recorded as a liability at June 30, 2004 was $10 million (December 31, 2003 — $4 million) and relates to the Company's equity interest in Bruce Power L.P.

(10)
Under U.S. GAAP, the Company is required to record a deferred income tax liability for its cost-of-service regulated businesses. As these deferred income taxes are recoverable through future revenues, a corresponding regulatory asset is recorded for U.S. GAAP purposes.

(11)
Current liabilities at June 30, 2004 include dividends payable of $146 million (December 31, 2003 — $136 million) and current taxes payable of $248 million (December 31, 2003 — $271 million).

(12)
The fair value of the preferred securities at June 30, 2004 was $623 million (December 31, 2003 — $612 million). The Company made preferred securities charges payments of $24 million for the six months ended June 30, 2004 (June 30, 2003 — $28 million).

(13)
The Company's Statement of Consolidated Cash Flows under U.S. GAAP would be identical to that under Canadian GAAP except that the preferred securities charges would be classified with funds generated from continuing operations.

(14)
Effective December 31, 2003, the Company adopted the provisions of FIN 46 (Revised) "Consolidation of Variable Interest Entities" that requires the consolidation of certain entities that are controlled through financial interests that indicate control (referred to as 'variable interests'). Adopting these provisions has had no impact on the U.S. GAAP financial statements of the Company.

Summarized Financial Information of Long-Term Investments(15)

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
	(millions of dollars)
Income
Revenues	304	264	579	544
Other costs and expenses	(148)	(136)	(267)	(241)
Depreciation	(40)	(42)	(73)	(80)
Financial charges and other	(14)	(16)	(29)	(41)

Proportionate share of income before income taxes of long-term investments	102	70	210	182

	June 30, 2004	December 31, 2003
	(millions of dollars)
Balance sheet
Current assets	332	385
Plant, property and equipment	3,122	2,944
Current liabilities	(172)	(204)
Deferred amounts (net)	(188)	(286)
Non-recourse debt	(1,134)	(1,060)
Deferred income taxes	(17)	(19)

Proportionate share of net assets of long-term investments	1,943	1,760

(15)
The summarized financial information of long-term investments includes those investments that are accounted for by the equity method under U.S. GAAP (including those that are accounted for by the proportionate consolidation method under Canadian GAAP).

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  Exhibit 13.3